Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into the 5th day of August, 2024 by and between FENNEC PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and JEFF HACKMAN (the “Executive”).

WHEREAS the Company desires to employ the Executive in the capacity of full-time Chief Executive Officer pursuant to the terms of this Agreement and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company;

AND WHEREAS the Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.             EMPLOYMENT BY THE COMPANY.

1.1          At-Will Employment. Executive shall be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advanced notice.  Any contrary representations that may have been made to Executive shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2          Position.  Subject to the terms set forth herein:

(i)             the Company agrees to employ Executive, and Employee hereby accepts such employment, commencing on August 5, 2024 (the “Start Date”); and

(ii)            the Company shall appoint Executive as the Chief Executive Officer and as member of the board of directors, and Executive hereby accepts such appointments, effective as of the day following the certification and filing of the consolidated interim financial statements of the Company’s parent, Fennec Pharmaceuticals Inc., a British Columbia corporation (the “Parent”), for the period ended June 30, 2024.

During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive will also be appointed Chief Executive Officer and member of the Board of Directors (the “Board”) of the Parent effective on the date referred to in subsection 1.2(ii) above

1.3          Duties.  Executive will report to the Board, performing such duties as are normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Board, or the Compensation Committee thereof.  Executive shall perform his duties under this Agreement principally out of Boston Metro Area.  In addition, the Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4          Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  The Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5          Paid Time Off.  The Executive will be eligible for up to twenty (20) days of paid time off per calendar year in accordance with any paid leave policy adopted by the Company from time to time.

2.             COMPENSATION.

2.1          Salary.  Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of US$550,000 per year, subject to review and increase from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2          Bonus.

(a)           During Employment. Executive shall be eligible to earn an annual target performance bonus of 50% of his Base Salary (“Annual Bonus”).  The Annual Bonus, which may be more or less than the target Annual Bonus will be based upon the assessment of the Executive’s performance by the Board and the Company’s attainment of targeted goals as set by the Board in its discretion after consultation with Executive.  The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings.  Following the close of each calendar year, the Board will determine whether the Executive has earned the Annual Bonus, and the amount of any Annual Bonus, based on the set criteria.  No amount of the Annual Bonus is guaranteed, and except as provided in Sections 6.1 and 6.4 below, the Executive must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided.  The Annual Bonus, if earned, will be paid no later than March 15th of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured.

(b)           Upon Termination.  Except as provided in Sections 6.1 and 6.4 below, in the event Executive leaves the employ of the Company for any reason prior to payment of any bonus, he is not eligible for such bonus, prorated or otherwise.

2.3          Stock Options.

(a)           Option Grant.  Executive will be granted options to purchase 400,000 common shares in the capital of the Parent (subject to adjustment for stock splits, dividends and combinations and similar events as will be set forth in the option agreement), with a 10-year term, pursuant and subject to the Parent’s 2020 Equity Incentive Plan (“Plan”) and the Parent’s standard form of Stock Option Agreement (“Stock Agreement’) between the Executive and the Parent (the “Option”).   The Option will have an exercise price per share equal to the fair market value of a common share in the capital of the Parent, to be determined in accordance with the Plan.

(b)          Vesting.  The Option shall vest over a period of three years as follows: (i) 33 1/3%% of the total shares subject to the Option shall vest on the first anniversary of the Start Date, and (ii) 1/24th of total shares subject to the Option shall vest monthly thereafter over the remaining two years of the vesting period, subject to Executive’s continuous service as of each applicable date.

2.4          Expense Reimbursement.  The Company will reimburse Executive for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures as may be in effect from time to time. In addition, the Company shall pay up to $5,000 of the reasonable attorney’s fees incurred by Executive in connection with the negotiation and documentation of this Agreement and any related agreements.

2.5          Indemnification. The Executive shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s bylaws with terms no less favorable than provided to any other Company executive officer.  At all times during the Executive’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with the Executive as a covered officer.

3.             PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT.  The parties hereto have entered into a Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.             OUTSIDE ACTIVITIES.  Except with the prior written consent of the Company’s Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; (iii) reasonable time devoted to service on boards of directors of companies that are not competitive with the Company, do not otherwise present a conflict of interest and would not otherwise interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, subject to the prior written approval of the Board (which approval shall not be unreasonably withheld); and (iv) such other activities that would not interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder as may be specifically approved by the Board (which approval shall not be unreasonably withheld).  This restriction shall not, however, preclude the Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

5.             NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.             TERMINATION OF EMPLOYMENT.  The parties acknowledge that Executive’s employment relationship with the Company is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1          Termination by the Company Without Cause.

(a)            The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(a) below) by giving notice as described in Section 6.6 of this Agreement.  A termination pursuant to Section 6.4 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b)           Except as otherwise provided in this Section 6.1, upon termination of this Agreement for any reason, Executive shall not be entitled to any form of severance benefits, including benefits otherwise payable under any of Company’s regular severance plans or policies, or any other payment whatsoever. Executive agrees that (i) the payment of any severance or other benefits pursuant to this Section 6.1 shall be contingent on the delivery by Executive to Company of a release and waiver of legal claims related to the employment relationship between Executive and Company in a form reasonably acceptable to Company (the “Release”) and (ii) the payments and benefits provided hereunder, subject to the terms and conditions hereof, shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise. When the Release becomes effective and may no longer be revoked by the Executive (the “Release Date”), then:

(i)             the Company shall pay to Executive an amount equal to Executive’s then current Base Salary for a period of twelve (12) months (the “Severance Period”), less applicable withholdings and deductions (such twelve (12) months of Base Salary, less applicable withholdings and deductions, the “Severance Payment”), in installments in accordance with the Company’s ordinary payroll practices commencing on the Company’s first regular payroll date that is more than sixty (60) days following the Separation Date (as defined below), and shall be for any accrued Base Salary for the sixty (60) day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates, until such time as the Severance Payment is paid in full.

(ii)            if the Separation Date occurs after the end of the prior fiscal year of the Company and before the payment date for the Annual Bonus relating to that fiscal year, the Company shall pay to Executive such Annual Bonus, to the extent earned, on the same date as annual bonuses for the fiscal year are paid to other senior executives of the Company (the “Prior Year Annual Bonus”).

(iii)           if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Executive will be entitled to the following COBRA benefits (the “COBRA Benefits,” together with the Severance Payment and the Prior Year Annual Bonus (to the extent earned), the “Severance Benefits”):  the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of (x) a number of months following the termination date equal to the Severance Period (the “COBRA Severance Period”); (y) the date when the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law, then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period.  Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c)           Executive shall not receive the Severance Benefits pursuant to Section 6.1(b) unless he executes the Release within the consideration period specified therein, which shall in no event be more than sixty (60) days, and until the Release becomes effective and can no longer be revoked by Executive under its terms.  Executive’s ability to receive benefits pursuant to Section 6.1(b) is further conditioned upon his:  (i) returning all Company property; (ii) complying with his post-termination obligations under this Agreement and the Proprietary Information Agreement; and (iii) complying with the Release including, without limitation, customary non-disparagement and confidentiality provisions contained therein.

(d)           The benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(e)           The damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the severance for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2          Termination by the Company for Cause.  Subject to Section 6.2(b) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in this Section 6.2 and in Section 6.5 of this Agreement.

(a)           “Cause” for termination shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affects the Company; (iii) conduct by Executive that demonstrates Executive’s gross unfitness to serve under circumstances that materially and adversely affect the Company; (iv) Executive’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Executive’s material breach of any material term of any contract between such Executive and the Company; and/or (vi) Executive’s serious violation of a material Company policy. Prior to termination for Cause pursuant to each event listed in (iii) and (iv) above, the Company shall give the Executive notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to explain the circumstances.  Prior to any termination for Cause pursuant to each event listed in (v) and (vi) above, to the extent such event(s) is (are) capable of being cured by Executive, (A) the Company shall give the Executive notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to cure, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by Executive within fifteen (15) days after the delivery of such notice.

(b)           In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits described in Section 6.1(b), or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination and unreimbursed business expenses, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.3          Resignation by the Executive.

(a)           Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.5.

(b)           In the event Executive resigns from Executive’s employment with the Company, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, any unreimbursed business expenses, together with all compensation and benefits payable to Executive through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Executive shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law.

6.4          Termination by Virtue of Death or Disability of the Executive.

(a)           In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death, the unreimbursed business expenses, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination. In addition, the Company shall pay to the Executive’s legal representatives the Prior Year Annual Bonus, to the extent earned.

(b)           Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive’s Disability (as defined below).  Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by a licensed physician of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, unreimbursed business expenses, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination. In addition, the Company shall pay to Executive the Prior Year Annual Bonus, to the extent earned.

6.5          Notice; Effective Date of Termination.

(a)           Termination of Executive’s employment (the “Separation Date”) pursuant to this Agreement shall be effective as follows:

(i)             ten (10) days after the Company has provided Executive with written notice of Executive’s termination without Cause under Section 6.1;

(ii)            for a termination for Cause:  (1) under Section 6.2(a)(i) or (ii), immediately upon provision by the Company of written notice of the reasons to Executive; (2) under Section 6.2(a)(iii) or (iv), following the required written notice to Executive and expiration of the period during which Executive may explain; (3) under Section 6.2(a)(v) or (vi),  following the required written notice to Executive and expiration of the 15-day cure period, if Executive has not cured;

(iii)           immediately upon the Executive’s death;

(iv)          thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability under Section 6.4, unless the Company specifies a later Separation Date, in which case, termination shall be effective as of such later Separation Date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

(v)           thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a Separation Date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date.

Executive will receive compensation through the Separation Date.

(b)           In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.6          Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Executives as may be designated by the Company. The Company shall reimburse Executive for any reasonable expenses incurred by him in connection with providing such cooperation.

6.7          Section 409A.  It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7.             GENERAL PROVISIONS.

7.1          Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

7.2          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3          Waiver.  If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4          Entire Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties have entered into a separate Proprietary Information Agreement and have or may enter into separate agreement related to stock option awards.  These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5          Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.6          Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

7.7          Choice of Law; Consent to Personal Jurisdiction.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina, without regard to its rules of conflicts or choice of laws. Executive hereby expressly consents to the personal jurisdiction and venue of the state and federal courts located in North Carolina for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.8          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile, including, by facsimile transmission or by electronic delivery in portable document format (“.pdf”), tagged image file format (“.tiff”) or by DocuSign® or similar electronic signature exchange platform, shall be equally effective as delivery of a manually executed counterpart thereof.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

COMPANY:

FENNEC PHARMACEUTICALS, INC.

By:
Name:	/s/ Khalid Islam
Title:	Chair

EMPLOYEE:

/s/ Jeff Hackman